Exhibit 99.1

Media Release

For Immediate Release

ALERIS INTERNATIONAL, INC. ANNOUNCES NEW LEADER

OF ALERIS AMERICAS

BEACHWOOD, Ohio – May 27, 2008 Aleris International, Inc. announced today that Galdino Claro will join Aleris as Executive Vice President and CEO, Aleris Americas, reporting to Steven J. Demetriou, Chairman and Chief Executive Officer, on June 3, 2008. In this role, Mr. Claro will be responsible for all Aleris business operations in the Americas.

Throughout his career in the metals industry, Mr. Claro, 49 has held key operational, marketing and product development roles with broad global responsibilities. Since September 2007, he served as President and Chief Executive Officer of Heico Metal Processing Group, a $2 billion conglomerate with operations in the United States, Canada and Europe.

Previously, Mr. Claro spent more than 20 years with Alcoa Inc., ultimately serving as Vice President, Operations of Alcoa Global Packaging. In that capacity he oversaw the operations of 86 manufacturing facilities and eight research-and-development centers in the United States, Latin America and Europe. As President of Alcoa China & Korea Holding Company from 2002 to 2005, Mr. Claro led significant strategic growth in the region and was responsible for eight joint ventures and wholly owned operations, including aluminum smelting, refining, rolling and hard alloys extrusions. Prior to that, he served as President of Alcoa Europe Extrusions; Managing Director of Alcoa Northern European Extrusions; Managing Director of Alcoa Latin America’s Cargo-Van Business Unit; and Marketing and Product Development Director of Alcoa Latin America’s Semi-Fabricated Products Division among other positions.

“With his broad-based experience in successfully managing global operations, Galdino has demonstrated an ability to improve business performance, foster long-term profitable growth and unite operations under a common vision,” said Demetriou. “We look forward to the benefit of his leadership at Aleris Americas.”

Mr. Claro is an Expert in Quality from the International Labour Office (I.L.O.), Nichi-Chiba, Japan, and holds a Mechanical Engineering undergraduate degree from the University of Taubate, São Paulo, Brazil.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 47 production facilities in North America, Europe, South America and Asia, and employs approximately 8,800 employees. For more information about Aleris, please visit our Web site at www.aleris.com

Contact:	William Sedlacek
Aleris International, Inc.
Phone # 216-910-3522